Vapor Corp. Reports First Quarter 2015 Results

DANIA BEACH, Fla. – May 15, 2015 – Vapor Corp. (NASDAQ CM: VPCO) (“Vapor” or the “Company”), a leading U.S.-based distributor and retailer of vaporizers, e-liquids, e-cigarettes and e-hookahs, today announced its financial and operating results for the first quarter ended March 31, 2015.

“Since completing our acquisition of Vaporin in early March, we have worked diligently to strengthen our management team, streamline our supply chain, redefine our marketing strategies and fortify our brick-and-mortar retail presence. While we are excited by the progress thus far, it is important to note that the financial results for the first quarter of 2015 do not fully reflect the expected operational and financial contributions of Vaporin, nor the strength of the combined business. As we progress through 2015, we look forward to demonstrating markedly improved operating and financial results,” noted Jeffrey Holman, Chief Executive Officer of Vapor Corp.

First Quarter 2015 Financial Highlights

Vapor Corp. completed its merger with Vaporin on March 4, 2015. Due to the timing of the merger’s closing, the results for the first quarter do not reflect the full financial period for Vaporin and do not reflect the full impact of the Company’s strategic corporate restructuring currently being implemented.

The Company experienced a decline in sales for the first quarter of 2015 on a year over year basis from 2014. This is primarily due to a shift in the Company’s wholesale strategy that focuses more squarely on limiting sales to retailers with higher and faster sell-through capabilities. This change is part of a broader go-to-market strategy and evolving product mix that focuses on vaporizers, which is in line with current market trends. Given the timing of these changes and the acquisition of Vaporin, first quarter results do not reflect the benefits of the changes occurring within the Company. In addition, insofar as the acquisition of Vaporin was consummated towards the end of the quarter, revenue that will appear in the second quarter from the Company’s 10 “The Vape Stores”, as well as from other revenue streams, was not fully realized in the first quarter earnings. Net sales for the quarter ended March 31, 2015 were approximately $1.47 million compared with approximately $4.79 million during the same period last year.

Net loss for the quarter ended March 31, 2015 was $3.98 million compared with a net loss of $1.45 million for the quarter ended March 31, 2014. This increase is a result of the decline in revenue, e-cig product returns that led to liquidating certain inventory, and costs associated with a new go-to-market strategy currently being implemented. The Company’s management team believes that the majority of returns and write downs on ecig product have occurred, and that the new go-to-market strategy has allowed it to move beyond the factors that impacted the financial results for the first quarter of 2015. As a result, management is now focused on future growth.

First Quarter 2015 Business Highlights

●	Added several new members to the Company’s management team and board of directors, including President and Director Gregory Brauser, Chief Financial Officer James Martin and new Board Member Dan MacLachlan;

●	Recently opened four new “The Vape Store” retail locations which added to the six Vapor acquired in the Vaporin merger, with plans to open at least an additional 10 locations by the end of 2015;

●	Demonstrated a commitment to the responsible use of vaporizers and accompanying substances, including the prevention of use by minors with patent-pending locking systems, including:

●	A biometric fingerprint locking system, which will be available in the summer of 2015; and

●	The first-ever Mechanical Vaping Lock (MVL)

●	Completed the merger with Vaporin, a leading distributor and marketer of vaporizers, tanks, mods and e-liquid products. The Company expects to leverage resources acquired from the merger to fuel its retail expansion strategy, which will allow it to capitalize on the growing market trend of customers who are purchasing vaporizer products in dedicated retail Vape Stores.

Growth Strategy

Vapor Corp.’s VaporX® brand of vaporizers, e-liquids and accessories pioneered the industry and the Company continues to develop new technologies to enhance the consumer’s experience. The Company has since broadened its line of products with the addition of Vaporin’s higher-end vaporizers, tanks and mods. The Company believes that focusing more of its resources on strategically growing sales for its lines of vaporizer products will be a key driver for growth.

From a go-to-market strategy, Vapor Corp. has been an early adopter of the market shift by customers towards purchasing vaporizers and accessories at specialized vape shops. In order to increase its market position, Vapor Corp. has already started to expand upon its proprietary retail strategy, which consists of 10 “The Vape Store” locations. The Company is poised to have a total of 20-plus branded retail vape stores open before the end of fiscal 2015, with a long-term goal to have its stores become the first national vaporizer retailer over the next few years. This strategy capitalizes on a shift in customers’ buying habits away from traditional retailers and towards specialty vaporizer retail locations. The “vape shop” retail channel has quickly become a nearly $1.2 billion segment, comprising roughly 60% of the $2 billion vaporizer portion of the $3.5 billion vaping market.

The Company will soon launch a more robust e-commerce platform that will support its brands and retail initiatives.

About Vapor Corp.

Vapor Corp., a NASDAQ company, is a U.S. based distributor and retailer of vaporizers, e-liquids and electronic cigarettes. It is presently the only vaporizer company listed on a major stock exchange (NASDAQ Symbol: VPCO) and recently acquired the retail store chain “The Vape Store” as part of a merger with Vaporin, Inc. The Company’s innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products. The Company’s brands include Krave®, VaporX®, Hookah Stix® and VaporinTM and are distributed to and available at approximately 50,000 retail stores throughout the U.S. and Canada. The Company sells direct to consumer via Company-owned brick-and-mortar retail locations operating under “The Vape Store” brand and via e-commerce.

Safe Harbor Statement

This press release contains certain forward-looking statements that are made pursuant to the Private Securities Litigation Reform Act of 1995, including but not limited to those regarding our expected growth resulting from the Vaporin merger and change in strategy, our improved operational and financial results, our plans for retail vape stores and the expected growth and our launching of a more robust e-commerce platform. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: our inability to enter into the financing transactions to provide working capital, the conditions of the capital markets for companies like us; the inability to realize expected cost savings and synergies from the merger of Vapor with Vaporin in the amounts or in the timeframe anticipated; Vapor’s ability to successfully execute its current business strategy;; the inability to retain Vapor’s and Vaporin’s customers and employees; the impact of future federal, state and local regulations; or a decline in the economy, as well as the risk factors set forth in Vapor Form 10-K. These forward-looking statements are made as of the date of this press release, and Vapor assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

Media Relations: Caitlin Kasunich / Kenneth Cousins

KCSA Strategic Communications

ckasunich@kcsa.com / kcousins@kcsa.com

(212) 896-1241 / (212) 896-1254

Investor Relations: Jeffrey Goldberger / Garth Russell

KCSA Strategic Communications

jgoldberger@kcsa.com / grussell@kcsa.com

(212) 896-1249 / (212) 896-1250

VAPOR CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$1,911,199	$471,194
Due from merchant credit card processor, net of reserve for chargebacks of $41,355 and $2,500, respectively	348,192	111,968
Accounts receivable, net of allowance of $228,856 and $369,731, respectively	203,793	239,652
Inventories	2,536,149	2,048,883
Prepaid expenses and vendor deposits	527,207	664,103
Loans receivable, net	-	467,095
Deferred financing costs, net	87,292	122,209
TOTAL CURRENT ASSETS	5,613,832	4,125,104

Property and equipment, net of accumulated depreciation of $158,238 and $84,314, respectively	633,705	712,019
Intangible assets, net of accumulated amortization of $22,177 and $0, respectively	2,058,423	-
Goodwill	15,654,484	-
Other assets	92,131	91,360

TOTAL ASSETS	$24,052,575	$4,928,483

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,303,051	$1,920,135
Accrued expenses	1,419,241	975,112
Senior convertible notes payable – related parties, net of debt discount of $781,250 and $1,093,750, respectively	468,750	156,250
Convertible notes, net of debt discount of $49,421 and $0 , respectively	517,579	-
Notes payable – related party	1,000,000	-
Current portion of capital lease	52,015	52,015
Term loan	523,727	750,000
Customer deposits	50,744	140,626
Income taxes payable	3,092	3,092
Derivative liabilities	87,603	-
TOTAL CURRENT LIABILITIES	6,425,802	3,997,230

Capital Lease, net of current portion	107,195	119,443
TOTAL LIABILITIES	6,532,997	4,116,673

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:

Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued	-	-
Common stock, $.001 par value, 50,000,000 shares authorized, 33,635,758 and 16,761,911 shares issued and outstanding, respectively	33,636	16,762
Additional paid-in capital	36,699,041	16,026,951
Accumulated deficit	(19,213,099)	(15,231,903)
TOTAL STOCKHOLDERS’ EQUITY	17,519,578	811,810

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,052,575	$4,928,483

See notes to unaudited condensed consolidated financial statements

VAPOR CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended March 31,
	2015	2014

SALES, NET	$1,468,621	$4,792,544
Cost of goods sold	1,651,110	3,831,928
GROSS (LOSS) PROFIT	(182,489)	960,616

EXPENSES:
Selling, general and administrative	3,243,189	2,769,726
Advertising	105,177	367,615
Total operating expenses	3,348,366	3,137,341
Operating loss	(3,530,855)	(2,176,725)
Other (expense) income:
Amortization of deferred financing costs	(34,917)	-
Change in fair value of derivative liabilities	(37,965)	-
Interest expense	(378,775)	(28,434)
Interest income	1,316	-
Total other expense	(450,341)	(28,434)
LOSS BEFORE INCOME TAX (BENEFIT) EXPENSE	(3,981,196)	(2,205,159)
Income tax benefit	-	752,400
NET LOSS	$(3,981,196)	$(1,452,759)

LOSS PER COMMON SHARE – BASIC AND DILUTED	$(0.18)	$(0.09)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	22,474,273	16,267,750

See notes to unaudited condensed consolidated financial statements